Execution Copy

THIS CONSORTIUM AGREEMENT is made as of July 12, 2024, among Kumarakulasingam Suriyakumar (the "Founder") and each of the existing shareholders of the Target (as defined below) whose name is set forth on the signature pages hereto (each, an "Existing Shareholder" and collectively, the "Existing Shareholders"). Each of the Founder and each Existing Shareholder is referred to herein as a "Party" and collectively, the "Parties".

WHEREAS, on April 8, 2024, the Founder submitted a non-binding proposal, a copy of which is attached hereto as Schedule A (the "Proposal Letter"), to the board of directors of the Company (the "Company Board") in connection with the Transaction; and

WHEREAS, the Parties are interested in jointly pursuing a possible acquisition (the "Transaction") of all of the outstanding shares of common stock ("Common Stock") of ARC Document Solutions, Inc. (the "Company") not currently owned by the Parties through TechPrint Holdings, LLC, a limited liability company formed by Founder in the State of Delaware for such purpose ("Parent"); and

WHEREAS, (a) in connection with the Transaction, the Parties will cause Parent to form a direct, wholly-owned subsidiary ("Merger Sub") under the laws of the State of Delaware, and (b) at the closing of the Transaction, the Parties intend that Merger Sub will be merged with and into the Company, with the Company being the surviving company and becoming a direct, wholly-owned subsidiary of Parent which will be beneficially owned by the Parties; and

WHEREAS, in accordance with the terms of this Agreement, the Parties will cooperate and participate in: (a) the evaluation of the Company, including conducting due diligence of the Company and its business; (b) discussions regarding the Proposal Letter with the Company; and (c) the negotiation of the terms of definitive documentation in connection with the Transaction (in which negotiations the Parties expect that the Company will be represented by a special committee of independent and disinterested directors of the Company Board), including an agreement and plan of merger among Parent, Merger Sub and the Company in form and substance to be agreed by the Parties and the Company (the "Definitive Agreements"), which shall be subject to the approval of the shareholders of the Company and any financing documents in connection with the Transaction.

WHEREAS, upon the recommendation of the special committee of the Company Board (the "Special Committee"), the Company Board, through a unanimous written consent in lieu of a special meeting, has, prior to the date hereof, adopted resolutions that expressly permit the Parties, among other things, to form a buyer consortium and enter into this Agreement to pursue the Transaction and approved that none of the Parties shall be deemed an "interested stockholder" of the Company under Section 203 of the Delaware General Corporation Law solely by reason of taking any actions permitted by the Company Board in the resolutions.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01. "Representatives" shall mean, with respect to a person, such person's employees, directors, officers, partners, members, agents, advisors (including, but not limited to, legal counsel, accountants, consultants and financial advisors), and any representative of the foregoing. Without limiting the foregoing, the term Representatives shall include, with respect to Founder, the advisors to the Founder in connection with this Agreement and the Transaction.

ARTICLE II

PROCESS

Section 2.01. Within the term of this Agreement and as permitted by the Company Board, the Parties shall as promptly as reasonably practicable conduct a joint assessment of the Company, and shall in good faith and with mutual cooperation use their reasonable best efforts to work together to structure, negotiate and do all things necessary or desirable, subject to the Special Committee's and/or the Company's approval, to enter into the Definitive Agreements and other ancillary documents in connection with the Transaction (the "Definitive Agreements"). This Agreement constitutes only a preliminary arrangement relating to the Transaction and does not constitute any binding commitment with respect to the Transaction. Such commitment will result only from the execution of the Definitive Agreements (upon such execution, all actions by Parent will be subject to the prior approval of all of the Parties), and then will be on the terms provided in the Definitive Agreements. The Parties and their respective affiliates and Representatives shall coordinate with each other in performing due diligence, securing debt (as applicable) and equity financing, and structuring and negotiating the Transaction, including establishing appropriate vehicles for the purpose of the Transaction; provided, however, that in no event will any Party be obligated without his or its consent to enter into or otherwise be a party to any Definitive Agreements.

Section 2.02. Founder and Existing Shareholder Advisors. Each Existing Shareholder acknowledges and agrees that such Party has been advised to seek, and will rely solely upon, the advice of such Party's own legal, financial and other advisors with respect to this Agreement and the Transaction. Each Existing Shareholder shall bear and pay the fees and expenses of such Party's legal, financial and other advisors engaged by such Party with respect to this Agreement and the Transaction.

Section 2.03. Consortium Advisors. In the event that any legal, financial, or other advisors (the "Consortium Advisors") are to be engaged to represent Parent and/or the Parties collectively with respect to this Agreement and/or the Transaction, such advisors shall be selected by the Founder.

ARTICLE III

TRANSACTION COSTS

Section 3.01. Expenses and Fee Sharing. If the Transaction is not consummated or this Agreement expires or is terminated with respect to any Party prior to the closing of the Transaction without any breach by any Party, the Founder shall bear all fees and out-of-pocket expenses payable to the advisors to the Founder and any Consortium Advisors, and to any lender or other financing sources, in connection with the Transaction.

Section 3.02. Upon consummation of the Transaction, Parent shall reimburse the Founder for all fees and out-of-pocket expenses incurred by him (including fees and expenses of the advisors to the Founder and/or any Consortium Advisors retained pursuant to Section 2.03 hereof) in connection with the Transaction.

Section 3.03. The Founder shall be solely entitled to receive any termination, topping, break-up or other fees or amounts (including amounts paid in settlement of any disputes or litigation relating to the Transaction) payable to Parent (or one or more of its affiliates or designees), net of the expenses required to be borne by such Party pursuant to Section 3.01.

Section 3.04. This Article III shall survive the expiration or termination of this Agreement.

ARTICLE IV

CONFIDENTIALITY

Each Party shall, and shall direct his or its Representatives to, keep this Agreement and the Transaction confidential and shall not make any public statement or announcement concerning or disclose to any third party the fact that discussions or negotiations are taking place concerning the Transaction or any of the terms, conditions or other facts with respect thereto, including the status thereof, other than as mutually agreed in writing by the Parties or as required by applicable laws, rules or regulations. Each Party shall coordinate in good faith with the other Parties all press releases and regulatory filings (including any Schedule 13D filings to disclose its participation in the Transaction) and other public relations matters relating to the Transaction.

ARTICLE V

MISCELLANEOUS

Section 5.01. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter.

Section 5.02. Further Assurances. Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

Section 5.03. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 5.04. Amendments; Waivers. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by the Parties. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge or termination is sought. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.05. Assignment; No Third Party Beneficiaries. Other than as provided herein, the rights and obligations of each Party shall not be assigned without the prior consent of the other Party This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the Parties. Nothing in this Agreement, whether express or implied, is intended to or shall confer upon any person, other than the Parties and their heirs, successors, legal representatives and permitted assigns, any rights, benefits, claims or remedies whatsoever under or by reason of this Agreement or any provision hereof.

Section 5.06. No Partnership or Agency. The Parties are independent and nothing in this Agreement constitutes a Party as the trustee, fiduciary, agent, employee, partner or joint venturer of the other Party.

Section 5.07. Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document. This Agreement shall not be effective until each Party has executed at least one counterpart.

Section 5.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Delaware without regard to the conflicts of laws principles thereof.

Section 5.09. Remedies. Without prejudice to the rights and remedies otherwise available to any Party, including the right to claim money damages for breach of any provision hereof, any Party may bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement.

Section 5.10. Headings. Section and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

Section 5.11. Negotiation of the Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no

presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

____
Name: Kumarakulasingam Suriyakumar

SURIYAKUMAR FAMILY TRUST

By:__________________________
Name: Kumarakulasingam Suriyakumar
Title: Trustee

SHIYULLI SURIYAKUMAR 2013
IRREVOCABLE TRUST

By: Shiyulli Suriyakumar
Name: Shiyulli Suriyakumar
Title: Trustee

SEIYONNE SURIYAKUMAR 2013
IRREVOCABLE TRUST

By: Seiyonne Suriyakumar
Name: Seiyonne Suriyakumar
Title: Trustee

Dilantha Wijesuriya
Name: Dilantha Wijesuriya

Jorge Avalos
Name: Jorge Avalos

Rahul Roy
Name: Rahul Roy

____
Name: Sujeewa Sean Pathiratne

April 8, 2024

The Board of Directors
ARC Document Solutions, Inc.
12657 Alcosta Blvd., Suite 200
San Ramon, CA 94583

Dear Members of the Board of Directors:

As you are aware, following our successful IPO and listing on the New York Stock Exchange in 2005, and after an initial period of strong financial growth until the 2008 global financial crisis, ARC Document Solutions, Inc. ("ARC" or the "Company") has since experienced declining operating performance driven by ongoing erosion of its traditional construction print volumes. Interest by the investor community in ARC has not been as active as we had initially hoped. At the same time, we have continued to bear the costs of operating as a public company, burdened with compliance and applicable legal and regulatory requirements, while implementing dividend and share buy-back initiatives to maintain shareholder interest during a time of great uncertainty for our business. I believe that, as a private company, ARC will be best able to make timely decisions and navigate this difficult environment to achieve long-term value and enhance its competitive position in the global marketplace.

Accordingly, I am pleased to submit this preliminary non-binding proposal (the "Proposal") to acquire all of the outstanding shares of common stock of ARC that are not already beneficially owned by me or my affiliates on the principal terms and conditions described in this letter in a going-private transaction (the "Transaction").

I believe that the Proposal reflects an extremely attractive value to ARC's shareholders. The Proposal represents a premium of 20.8% to the closing price of ARC's common stock on April 5, 2024, and a premium of 23.1% over the 30-day volume-weighted average price per share of $2.64 as of April 5, 2024. I am confident that I can consummate the Transaction as outlined in this letter.

Below are the key terms of the Proposal:

Buyer: I intend to form an acquisition vehicle for the purpose of pursuing the Transaction. The Transaction will be in the form of a merger of ARC with the acquisition vehicle or a subsidiary thereof. I am interested only in pursuing this Transaction and am not interested in selling my shares of Common Stock of the Company in connection with any alternative change of control transaction involving the Company.

Purchase Price: I propose to acquire all of the outstanding shares of common stock of ARC that are not owned by me or my affiliates for cash consideration of $3.25 per share.

Financing: I expect to finance the Transaction primarily through borrowings under ARC's existing credit facilities, as appropriately amended to reflect the Transaction and ARC's future capital needs. Attached is a letter from U.S. Bank, N.A., with respect to the expected financing of the Transaction. I expect that a definitive commitment for the required amendments to ARC's

existing credit facilities, subject to terms and conditions set forth therein, will be in place when ARC enters into the definitive agreements. Accordingly, there will be no financing condition.

Process: I am prepared to immediately begin negotiating definitive documentation for the Transaction, with the goal of entering into a binding definitive agreement within three to four weeks. These documents will provide for representations, warranties, covenants, and conditions that are typical, customary, and appropriate for transactions of this type. It is my expectation that the Board will appoint a Special Committee of independent and disinterested directors to consider and approve this proposal and make a recommendation to the Board.

Evaluation Period: In light of the familiarity of our debt financing source with ARC and its operations, we are prepared to move very quickly to negotiate a transaction with the Special Committee.

No Binding Commitment: This letter constitutes only a preliminary indication of my interest and does not constitute any binding commitment with respect to the Transaction or any other transaction. No agreement, arrangement, or understanding between me and ARC relating to any proposed transaction will be created unless and until such time as definitive documentation has been executed and delivered by me and ARC and all other appropriate parties.

Due to my obligations under the federal securities laws, I intend to timely file a Schedule 13D with the Securities and Exchange Commission to disclose this Proposal when required by law. I may desire to partner with one or more additional investors to pursue and complete the Transaction. In such an event, prior to forming any such investor consortium, I may request from the Special Committee a limited waiver of the provisions of Section 203 of the Delaware General Corporation Law to proceed with the Transaction.

I will make myself available to answer any questions from the Board as a whole, the Special Committee, or any individual Board member.

I look forward to discussing this Proposal further with the Special Committee and its legal and financial advisors in the very near future.

Sincerely,

Kumarakulasingam Suriyakumar

usbank.

April 8, 2024

Kumarakulasingam Suriyakumar
2401 Via Diablo
P.O. Box 825
Diablo, CA 94528

Kumarakulasingam Suriyakumar and Rushika A. Suriyakumar, Trustees of The Suriyakumar Revocable Family Trust, dated March 20, 1999, as amended
2401 Via Diablo
P.O. Box 825
Diablo, CA 94528

Dear Mr. Suriyakumar,

You and you as trustee of The Suriyakumar Revocable Family Trust, dated March 20, 1999, as amended (together "you") have informed U.S. Bank National Association ("U.S. Bank", "we" or "us") that a to-be-formed company that will be controlled by you (the "Company") is seeking to obtain financing in connection with its contemplated acquisition (the "Acquisition") of all or substantially all of the equity interests of ARC Document Solutions, Inc., a Delaware corporation (together with its subsidiaries, the "Target"). You, on behalf of the Company, are seeking to obtain a senior secured revolving credit facility and a senior secured term loan credit facility (collectively, the "Facilities"). The proceeds of the funding under the Facilities would be used by the Company as partial consideration for consummation of the Acquisition, to pay the fees and expenses of the Company in connection with the Acquisition, to repay all or substantially all of the Target's and its subsidiaries' existing indebtedness and provide working capital for the Target and its subsidiaries (such transactions together with the Acquisition, the "Transaction"). The amount of the Facilities would be consistent with the model you have provided us for our review and consideration.

Based upon the information that you have provided to us to date, our current understanding of the business, operations, property, condition (financial or otherwise) and prospects of each of you, the Company and the Target, publicly available information, the current market for loans generally and with respect to entities engaged in similar industries and for transactions of this type, and your description to us of the manner in which the Acquisition will be structured and financed, and subject to the foregoing and such other matters as we consider relevant, we are pleased to inform you that, as of the date hereof, we are highly confident that, in connection with the Transaction, the structuring and syndication of the Facilities can be accomplished by us (and/or one of our affiliates, as applicable) as your lead left arranger and the sole book runner for the Facilities. We currently are considering committing to a portion of the proposed Facilities with the understanding that the balance of the Facilities in excess of our contemplated commitment would be required to be obtained from other lenders pursuant to a syndication process to be

mutually agreed upon; provided, that no such commitment or agreement to attempt to syndicate the Facilities is provided hereunder, but instead, in each case, would be provided under documentation mutually acceptable to you and to us.

Should the Acquisition and Facilities be entered into, the ultimate structure, the amounts, interest rates, covenants, terms and conditions of the Acquisition and the Facilities and the documentation therefor will be determined by U.S. Bank in consultation with you, and shall be mutually acceptable to you, the Company and U.S. Bank. The foregoing will be based on market conditions at the time of the arrangement of the Facilities and on the structure and documentation of the Facilities and the Transaction.

Our view above is based on preliminary discussions with you about the Transaction as currently contemplated by you, including our general understanding of the business, tax status, operations, property, condition (financial or otherwise) and prospects of you, the Company and the Target after giving effect to the Transaction. Our view above is also subject to (i) there not occurring or becoming known to us any event, development or circumstance since December 31, 2023 that has had or could reasonably be expected to have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Target and its subsidiaries, taken as a whole, or the Company or you, in each case as determined by U.S. Bank in its sole discretion, (ii) our satisfactory completion of due diligence, including but not limited to business, legal, accounting, financial, tax and structural matters as to you, the Company and the Target, which shall include, without limitation, the engagement of an advisory firm reasonably acceptable to us to advise the Company on matters relating to the Acquisition and the receipt of financial projections, which shall provide a detailed assessment of potential cost savings initiatives, in form and substance reasonably acceptable to us, and such investigation not disclosing any facts that would materially alter our current view of you, the Company, the Target or the Acquisition, (iii) our not becoming aware of any information or any other matter affecting you, the Company, the Target or the Acquisition that in our judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof or could reasonably be expected to materially impair the syndication or structuring of the Facilities, (iv) that, prior to and during the syndication of the Facilities, there shall be no competing offering, placement or arrangement of any debt securities or bank financing and our having reasonable time to syndicate the Facilities with the assistance of you and management of the Company and the Target based on our experience in comparable transactions in comparable markets, (v) our satisfaction with the structure, terms and documentation for the Facilities and the Transaction (including but not limited to minimum equity contribution, minimum EBITDA, pro forma financials (including satisfactory evidence of anticipated cost savings) and the pro forma capital structure (including the commitment, to be obtained, of the existing management team to the Target agreeing to roll its equity into the Company), and pro forma equity and operating liquidity, of the Company and the Target) and execution by you, and any subsidiary used by you to consummate the Acquisition, including the Company, as applicable, of an agreement evidencing the Acquisition that has been approved by you, the Company's and the Target's respective boards of directors or other management bodies and any other parties whose approval is required, and is satisfactory in form and substance to us, (vi) the receipt of all required governmental (including but not limited to any regulatory approvals and/or approvals by the Securities and Exchange Commission) and third party consents and approvals in connection with the Transaction, (vii) our satisfaction (in form and substance) with the structure, terms and documentation of the Transaction

and the Facilities (including offering and syndication materials, credit agreement(s) and other loan documents, which may, subject to good faith negotiations between you and us and clause (ix) below, contain terms substantially consistent with the Summary of Terms and Conditions delivered to you by us on or about the date hereof) based on market conditions at the time of the arrangement of the Facilities, (viii) there not having occurred a material disruption of or material adverse change in financial, banking or capital markets that, in our sole judgment, could materially impair the Transaction or the syndication of any Facilities, (ix) a successful syndication (as determined in our sole discretion) of the commitments to the Facilities, (x) the Acquisition being consummated on a non-hostile basis (which shall include approval by the Target's board of directors and shareholders) and on terms and conditions otherwise acceptable to us in our sole discretion, and (xi) our satisfaction with other customary aspects of these types of financings for acquisitions of this type. Furthermore, our view is based on conditions in financial markets generally, and in particular the loan syndication market, and assumes that there will be no material adverse change in the existing condition in such markets.

As noted above, this letter does not constitute a commitment by U.S. Bank to arrange or provide any loans under any Facilities or any other financing and there can be no assurance that the structuring and syndication of any Facilities will in fact be accomplished. Any such commitment would be made pursuant to one or more written agreements satisfactory to U.S. Bank, in its sole discretion, and after receipt of all necessary internal approvals.

In connection with this letter, we have relied without independent verification upon the accuracy and completeness of all of the information reviewed by us for purposes of this letter. In addition, please note that we do not provide, and nothing herein shall be construed to be, accounting, tax or legal advice.

By your acceptance of this letter, you acknowledge that U.S. Bank may be providing debt financing, equity capital or other services (including financial advisory services) to other companies (including the Target) in respect of which you may have conflicting interests regarding the transactions described herein and otherwise (including the Transaction). By your acceptance of this letter, you also acknowledge that U.S. Bank has no obligation to use in connection with the transactions contemplated by this letter, or to furnish to you, confidential information obtained from other companies, including the Target.

This letter has been delivered to you for your information on a confidential basis and is not to be (i) distributed or disclosed to any other person or entity without U.S. Bank's prior written consent, except as required by law or compulsory legal process (in which case you agree to notify us prior to any such disclosure) or (ii) relied upon by any other person. U.S. Bank consents to the delivery of a copy of this letter to (but, for the avoidance of doubt, not reliance upon this letter by) the Target's board of directors and your financial and legal advisors with a need to know the information contained in this letter, so long as they agree to keep this letter confidential (provided, that the board of directors may disclose this letter in a filing that it determines in its reasonable discretion is required by the U.S. Securities and Exchange Commission or applicable law). Nothing herein, express or implied, is intended or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this letter.

By your acceptance of this letter, you agree and acknowledge that none of U.S. Bank, its affiliates, and their directors, officers, advisors, agents, and employees (U.S. Bank and each such other entity or person being referred to as a "USB Person") shall have any Liabilities (as defined below) to you, your affiliates, the Company, or your or their respective equity holders for or in connection with this letter or the matters described herein, except to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to primarily result from the willful misconduct or gross negligence of such USB Person. In no event shall any USB Person have any Liabilities or be responsible for any special, indirect, consequential or punitive damages incurred by you, your affiliates, the Company or your or their respective equity holders, and, to the extent permitted by applicable law, you agree not to assert any claims against any USB Person with respect to any of the foregoing. As used herein, the term "Liabilities" shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

THIS LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

By your acceptance of this letter, you (a) agree to submit, for yourself and your property, to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such Federal court or, to the extent such Federal court lacks subject matter jurisdiction, in such New York State court, (b) AGREE TO WAIVE, TO THE FULLEST EXTENT YOU MAY LEGALLY AND EFFECTIVELY DO SO, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS LETTER, (c) agree to waive, to the fullest extent you may legally and effectively do so, any objection which you may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this letter or the transactions contemplated hereby in any New York State or in any such Federal court, (d) agree to waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (e) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

This letter may be in the form of an electronic record (in ".pdf" form or otherwise) and, subject to the approval of U.S. Bank, may be executed using electronic signatures, which shall be considered as originals and shall have the same legal effect, validity and enforceability as a paper record. This letter may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts shall be one and the same letter. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties hereto of a manually signed counterpart of this letter which has been converted into electronic form (such as scanned into ".pdf" format), or, subject to the approval of U.S. Bank, an electronically signed counterpart of this letter converted into another format, for transmission, delivery and/or retention. The words "execution," "signed," "signature," and words

of like import herein shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including E-SIGN, the New York State Electronic Signatures and Records Act, or any other similar state laws based on UETA.

The remainder of this page intentionally is blank.

Very truly yours,

U.S. BANK NATIONAL ASSOCIATION

By: ______________________
Name: Blake Malia
Title: Managing Director

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

By: ______________________
Kumarakulasingam Suriyakumar

By: ______________________
Kumarakulasingam Suriyakumar, Trustee of The Suriyakumar Revocable Family Trust, dated March 20, 1999, as amended